Exhibit 10.1

October 7, 2024

Via Email and DocuSign

Dong (Don) Kim

don.kim@urogen.com

Dear Don:

This letter sets forth the substance of the separation and consulting agreement (the “Agreement”) that UroGen Pharma, Inc. (the “Subsidiary”), a wholly owned subsidiary of UroGen Pharma Ltd. (the “Parent” and together with the Subsidiary, the “Company”) is offering to you to aid in your employment transition.

1. Separation. In connection with a mutual separation, you hereby submit, and the Company accepts, your resignation as an officer of Parent and as an officer and director of (and any similar position with) the Subsidiary, effective as of October 8, 2024, such that you will no longer hold any such position with or on behalf of the Company as of such date (the “Separation Date”).

2. Consideration. If you timely sign this Agreement and comply with your obligations under it (the “Agreement Preconditions”), then you and the Company agrees as follows:

•

The Company will pay you, as severance, the equivalent of nine months of your base salary in effect as of the Separation Date, subject to standard payroll deductions and withholdings (the “Severance”). The Severance will be paid as a continuation on the Company’s regular payroll, beginning on or before the 60th day following the Separation Date, provided, however, that the Severance will remain subject to Section 8 of the Executive Employment Agreement between you and the Company, dated March 20, 2022 (the “Executive Employment Agreement”).

•

The Company will pay you a lump sum equal to your 50% target bonus for 2024, which is equal to $217,590, less applicable withholdings and deductions, on or before the 90th day following the Separation Date.

•	The Company will provide the COBRA Reimbursement Benefit described in Section 4 below.

•	The Company will engage you to perform the Consulting Services, described in Section 3 below.

3. Post-Termination Consulting Services. Subject to the Agreement Preconditions, from the Separation Date to April 28, 2025 (the “Consulting Period”), you agree that you will perform post-termination, part-time consulting services in the area of your expertise as reasonably requested by the Company’s Chief Executive Officer or Chief Financial Officer (the “Consulting Services”), not to exceed 10 hours per month. In exchange for the Consulting Services, (i) the Company shall pay you a cash fee of $36,260 on October 31, 2024, and (ii) during the Consulting Period your outstanding equity awards as of the Separation Date will remain outstanding and will be eligible for continued vesting, in each case in accordance with the terms of such awards, and as further described in Section 5 below. Your relationship with the Company during the Consulting Period will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship after the Separation Date. Other than your COBRA rights or as otherwise specified in this Agreement, you will not be entitled to any of the benefits that the Company may make available to its employees, including but not limited to, group health or life insurance, profit-sharing or retirement benefits, and you acknowledge and agree that your relationship with the Company during the Consulting Period will not be subject to laws or regulations governing employment relationships. During the Consulting Period, you agree: (i) you have no legal authority to bind the Company; (ii) you may not make representations that can be reasonably construed as being made for or on behalf of the Company (as determined in the Company’s sole discretion); (iii) to abide by all policies and decisions made by the Company; (iv) to expend your best efforts on behalf of the Company in performing the Consulting Services; and (v) to refrain from any actions or activities that are reasonably foreseeable to cause the Company harm or to hinder the seamless provision of Consulting Services. You agree that any violation of this Section 3 shall be a material breach of this Agreement. You may terminate your Consulting Services at any time with at least 10 days’ advance written notice to the Company. The Company may terminate your Consulting Services immediately upon written notice to you in the event you materially breach your obligations hereunder or under your Confidential Information Agreement (defined below).

4. Health Insurance. Unless you follow the procedures set forth in this section, your participation in the Company’s group health insurance plan will end on the last day of the month in which the Separation Date occurs. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense following the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under COBRA and a form for electing COBRA coverage. As an additional severance benefit under this Agreement, provided that you satisfy the Agreement Preconditions and timely elect continued coverage under COBRA, the Company shall reimburse you for the COBRA premiums you pay to continue your health insurance coverage (including coverage for eligible dependents, if applicable) in the first nine months following the Separation Date during which you are eligible for COBRA coverage related to your prior coverage under the Company’s health insurance policy (the “COBRA Reimbursement Benefit”). You must timely pay your premiums, and then provide sufficiently supporting documentation to the Company to obtain reimbursement for your COBRA premiums under this section. Such reimbursements will be processed in accordance with the Company’s expense reimbursement processes. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Reimbursement Benefit period, you must immediately notify the Company in writing and you will no longer be eligible for any reimbursement for COBRA coverage hereunder.

5. Equity Vesting. You were previously granted one or more restricted stock units, performance stock units or options to purchase ordinary shares of Parent (collectively, “equity awards”), pursuant to one or more of Parent’s equity incentive plans (collectively, as amended, the “Equity Plans”). Your change of status from an employee to a consultant (effective as of the Separation Date), and your Consulting Services during the Consulting Period, will constitute “Continuous Service” for purposes of the Equity Plans such that all of your stock options, restricted stock units and performance stock units will continue to vest (or be eligible to vest in the case of performance stock units) and remain outstanding during the Consulting Period (unless exercised or settled during the Consulting Period in accordance with the terms of the equity awards); provided that any stock options that are “incentive stock options” under Section 422 of the Internal Revenue Code shall cease to be “incentive stock options” upon the three month anniversary of the Separation Date. Except as otherwise provided herein, all terms, conditions and limitations applicable to your equity awards, including your rights to exercise or otherwise acquire any vested shares, will continue to be subject to the Equity Plans and your applicable grant documents (the “Equity Documents”). For the avoidance of doubt, if you do not provide consulting services to the

Company pursuant to Section 3 above for any reason other than due to (i) your death or disability, or (ii) the termination of the Agreement or your employment by the Company without Cause, your “Continuous Service” for purposes of your equity awards will terminate on the Separation Date (if not earlier terminated in accordance with the Equity Plans and the agreements governing your equity awards).

6. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested stock options.

7. Expense Reimbursements. You agree that, within five (5) calendar days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

8. Release of Claims.

(a) Scope of Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, investors, administrators, attorneys, benefit plans, plan administrators, professional employer organization or co-employer, trustees, divisions, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Releasees”) from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (a) all claims arising from or in any way related to your employment or relationship with the Releasees or the termination of that employment or relationship; (b) all claims related to your compensation or benefits from the Releasees, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the Age Discrimination in Employment Act (“ADEA”), the federal Americans with Disabilities Act of 1990, the New Jersey Law Against Discrimination, the New Jersey Equal Pay Act, the New Jersey Conscientious Employee Protection Act, the New Jersey Civil Rights Act, the New Jersey Family Leave Act, the New Jersey State Wage and Hour Law, and the New Jersey Wage Withholding Protection Law.

(b) Exceptions. Notwithstanding the foregoing, you are not releasing the Releasees hereby from: (i) any obligation to indemnify you pursuant to the Articles and Bylaws of the Company or any of the other Releasees, any valid fully executed indemnification agreement with the Company or any of the other Releasees, applicable law, or applicable directors and officers liability insurance; (ii) any claims that cannot be waived by law; or (iii) any claims for breach of this Agreement.

(c) Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health

Administration, the Securities and Exchange Commission, or any other government agency, law enforcement agency, or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement waives any rights you may have under Section 7 of the National Labor Relations Act (subject to the release of claims set forth herein).

(d) ADEA Release. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (a) your waiver and release does not apply to any rights or claims arising after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (c) you have twenty-one (21) calendar days to consider this Agreement (although you may choose voluntarily to sign it sooner); (d) you have seven (7) calendar days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to the undersigned Company representative); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it. You agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

9. Return of Company Property. You agree that, by the Separation Date, you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, drafts, financial and operational information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computing and electronic devices, mobile telephones, servers), credit cards, entry cards, identification badges, and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions or embodiments thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property, and information by the close of business on the Separation Date or as soon as possible thereafter. If you have used any personally owned computer or other electronic device, server, or e-mail system to receive, store, review, prepare, or transmit any Company confidential or proprietary data, materials or information, by the Separation Date, you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is completed. You agree that, as of the Separation Date, unless express and specific authorization is given to you in writing by the Company’s Chief Executive Officer or General Counsel, you are no longer authorized to access Company confidential information and systems, including, without limitation, Company email and software programs, and you will not attempt to access or gain entry to such information or systems. Your compliance with this section, including your timely return of Company property, is an Agreement Precondition and therefore a condition to your receipt of the severance benefits provided under this Agreement.

10. Proprietary Information Obligations. You acknowledge and reaffirm your continuing obligations under your Employee Proprietary Information, Inventions, Non-Solicitation and Non-Competition Agreement (the “Confidential Information Agreement”), a copy of which is attached hereto as Exhibit A.

11. Non-disparagement. Except to the extent permitted by the “Protected Rights” section above, you agree to refrain from any disparaging statements about the Company or any of the other Releasees, including, without limitation, the business, products, intellectual property, financial standing, future, or employment/compensation/benefit practices of the Company or any of the other Releasees; provided that you may respond accurately and fully to any request for information if required by legal process or in connection with a governmental investigation. In addition, nothing in this provision or this Agreement prohibits or restrains you from making disclosures protected under the whistleblower provisions of federal or state law or from exercising your rights to engage in protected speech under Section 7 of the National Labor Relations Act, if applicable. You affirm that you have not disparaged the Releasees from the date you receive this Agreement through the date you sign this Agreement. You further agree that, by no later than the Effective Date, you shall delete or otherwise remove any and all disparaging public comments or statements that you made prior to the Effective Date about or relating to the Releasees, including, but not limited to, comments in online forums or on websites (including, but not limited to, Facebook, Instagram, X (Twitter), Glassdoor, Yelp, and LinkedIn), except those comments or statements permitted by the “Protected Rights” section. You shall direct any inquiries by potential future employers to the Company’s human resources department, which shall use its best efforts to provide only your last position and dates of employment. You agree to revise and update publicly available information, including professional and social networking websites such as LinkedIn and Facebook, within one (1) week of the Separation Date to remove any indication that you are employed by the Company. Your violation of this section shall be a material breach of this Agreement.

12. No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under the “Protected Rights” section above) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees, or agents.

13. Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.

14. No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

15. Breach; Attorneys’ Fees. You acknowledge and agree that any material breach of this Agreement, unless such breach constitutes a legal action by you challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or its exhibits (if any), shall entitle the Company immediately to recover and/or cease providing the consideration provided to you under this Agreement and to obtain damages and injunctive relief, except as provided by law, provided, however, that the Company shall not recover Fifty Dollars ($50.00) of the consideration already paid pursuant to this Agreement and such amount shall serve as full and complete consideration for the promises and obligations assumed by you under this Agreement and its exhibits (if any). In addition, except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that the Company prevails in an action to enforce or effect its rights under this Agreement or its exhibits (if any), the Company shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

16. Representations. You hereby represent that you have: been paid all compensation owed and for all hours worked; received all leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act or otherwise; and not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim. In addition, you hereby represent that, prior to your execution of this Agreement, you have not engaged in any knowing or intentional wrongful or fraudulent conduct which resulted in, or was reasonably likely to result in, material harm to the Company, and you agree that you will not engage in such conduct following your execution of this Agreement.

17. Dispute Resolution. You and the Company agree that any and all disputes, claims, or controversies of any nature whatsoever arising from, or relating to, this Agreement or its interpretation, enforcement, breach, performance, or execution, or any of the matters herein released (collectively, “Claims,” each a “Claim”), shall be resolved, pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding, and confidential arbitration at a location closest to where you last worked for the Company or another mutually agreeable location. The arbitration shall be conducted before a single neutral arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS Comprehensive Arbitration Rules and Procedures (currently available at https://www.jamsadr.com/rules-comprehensive-arbitration) (“JAMS Rules”) and New Jersey law. Both you and the Company opt into the Expedited Procedures under the JAMS Rules. The arbitrator shall apply substantive and procedural New Jersey law to any dispute or claim, without reference to any conflict-of-law provisions of any jurisdiction. To the extent that the JAMS Rules conflict with New Jersey law, New Jersey law shall take precedence. The parties agree that punitive damages shall not be available in arbitration. By agreeing to this arbitration procedure, both you and the Company waive the right to have any Claim resolved through a trial by jury or judge or an administrative proceeding. This section shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law. The arbitrator shall have sole authority for determining if a Claim is subject to arbitration, and any other procedural questions related to the dispute and bearing on the final disposition. In addition, the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. You and the Company shall each pay half the costs and expenses of the arbitration and each pay for its respective attorneys’ fees and costs; provided, however, that the arbitrator shall award attorneys’ fees and costs to the prevailing party, except as prohibited by law. To the extent JAMS does not collect or you otherwise do not pay to JAMS an equal share of all JAMS’ arbitration fees for any reason, and the Company pays JAMS your share, you acknowledge and agree that the Company shall be entitled to recover from you half of the JAMS arbitration fees invoiced to the parties (less any amounts you paid to JAMS) in a federal or state court of competent jurisdiction. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

18. Effective Date. You understand that this Agreement shall be null and void if not executed by you, and returned to the Company, within twenty-one (21) calendar days after receipt of the Agreement from the Company. This Agreement will become effective on the eighth day after you sign it, so long as it has been signed by the parties and has not been revoked by either party before that date (the “Effective Date”).

19. Miscellaneous. This Agreement, including its exhibits (if any), constitutes the complete, final, and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and your relationship with the Company, including under the Executive Employment Agreement(with the exception of Section 8 thereof), provided, however, that nothing in this Agreement modifies, supersedes, voids, or otherwise alters your Confidential Information Agreement or other documents specifically identified in this agreement (except as expressly modified herein), or any other continuing obligations you owe the Company which survive the termination of your employment. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of New Jersey without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and electronic or facsimile signatures will suffice as original signatures. You acknowledge that you have been advised that you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so).

If this Agreement is acceptable to you, please sign below and return the original to me.

We wish you the best in your future endeavors.

Sincerely,

By:	/s/ Liz Barrett
Liz Barrett
Chief Executive Officer

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ Dong Kim
Dong (Don) Kim

October 7, 2024
Date